UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 11, 2015 (August 10, 2015)

MAGNUM HUNTER RESOURCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32997	86-0879278
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

909 Lake Carolyn Parkway, Suite 600

Irving, Texas 75039

(Address of principal executive offices, including zip code)

(832) 369-6986

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

On August 10, 2015, Magnum Hunter Resources Corporation (the “Company”) entered into a letter of intent (the “LOI”) with a private equity fund (the “Fund”) that sets out the preliminary non-binding terms and conditions (the “Term Sheet”) of a proposed farm-out arrangement (the “Farm-out”) to develop certain undeveloped and unproved oil and gas leasehold acreage (the “Acreage”) currently held by Triad Hunter, LLC, a wholly-owned subsidiary of the Company (“Triad”).

The Acreage consists of approximately 28,500 net leasehold acres located in the Marcellus Shale and Utica Shale in Monroe and Washington Counties, Ohio. No reserves underlying the Acreage are currently classified as proved reserves. Predominately all of the Acreage is currently dedicated to an existing gas gathering agreement between Triad and Eureka Hunter Pipeline, LLC, which owns and operates a natural gas gathering system located in West Virginia and Ohio. The Company indirectly owns a significant equity interest in Eureka Hunter Pipeline, LLC.

Pursuant to the Term Sheet, in connection with the Farm-out, Triad and the Fund would initially target the development of approximately 9,500 net leasehold acres within the Acreage (the “Target Acreage”). The Target Acreage would be developed pursuant to multiple plans of development which have been negotiated by and between the parties, but are subject to further revision.

Pursuant to the Term Sheet, the Fund would, subject to certain terms and conditions, commit up to an aggregate of $430,000,000 (the “Contribution Amount”) in cash for purposes of the Farm-out. Of the Contribution Amount, (i) up to $25,000,000 would be paid to Triad to reimburse Triad for certain third-party costs it incurred to prepare the Target Acreage for drilling operations, as further described below, and (ii) the balance would be used to develop and (to the extent not paid from operating cash flows from the developed Target Acreage) operate and manage the Target Acreage.

The Term Sheet also provides for the possible development by Triad and the Fund under certain circumstances of the Acreage other than the Target Acreage (the “Additional Acreage”). If Triad and the Fund determine to develop any Additional Acreage, the Fund would, subject to certain terms and conditions, commit funds in addition to the Contribution Amount to develop such Additional Acreage. The Term Sheet also provides for the formation of a defined area of mutual interest (the “AMI Acreage”) adjacent to the Acreage, and the possible development by Triad and the Fund under certain circumstances of the AMI Acreage. If Triad and the Fund determine to develop any AMI Acreage, the Fund would, subject to certain terms and conditions, commit funds in addition to the Contribution Amount to develop such AMI Acreage. In such case, such AMI Acreage would become Target Acreage.

The Term Sheet also provides that Triad would be designated as the operator under the applicable joint operating agreements that would be entered into between Triad and the Fund to develop the Acreage. Triad and the Fund would also enter into a management services agreement pursuant to which Triad would provide to the parties certain management services with respect to the Acreage, and the Fund would pay Triad a specified management fee for such services.

Pursuant to the Term Sheet, no less than $40,000,000 of the Contribution Amount would be funded by the Fund at the Closing (as defined below).  Thereafter, and subject to certain terms and conditions, the remaining amount of the Contribution Amount may be called by Triad, during a specified period of time following the Closing, as needed to fund the development of the Target Acreage and (to the extent not paid from operating cash flows from the developed Target Acreage) the operation and management of the Target Acreage. In addition, as referred to above, subject to certain terms and conditions, the Fund would make aggregate cash payments to Triad of up to $25,000,000 from the Contribution Amount to reimburse Triad for certain third-party costs it incurred to prepare the Target

Acreage for drilling operations, of which (i) $5,000,000 would be paid by the Fund to Triad at the Closing (as part of the initial $40,000,000 contribution) and (ii) the balance would be paid to Triad, following the initial stages of development of the Target Acreage, subject to the determination that the continuation of the Farm-out is expected to be a commercial success, according to standards that would be mutually agreed upon by Triad and the Fund.

At the Closing, all of Triad’s working interests in the Acreage, subject to existing lease burdens of record, and subject to an overriding royalty interest that would be retained by Triad in the Acreage (to the extent the net revenue interest received by the Fund in the Acreage exceeded a certain percentage), would be assigned and conveyed by Triad to the Fund.

Following the achievement by the Fund of the greater of (i) a 12% internal rate of return on invested capital and (ii) a 1.20x multiple on invested capital, in each case taking into account the payment of all costs and expenses incurred by the Fund in connection with the Acreage (the greater of such returns, the “Specified Return”), then 100% of the Fund’s working interests in the Acreage (including the Target Acreage and the Additional Acreage) would automatically revert to Triad, except that the Fund would retain a non-operated working interest in the Target Acreage only equal to 10%, subject to further automatic reversion to Triad of 50% of such 10% retained non-operated working interest upon the achievement by the Fund of a 16% internal rate of return. For purposes of clarity, after giving effect to the foregoing first and second automatic reversions, collectively, 95% of the working interests held by the Fund in the Target Acreage and 100% of the working interests held by the Fund in the Additional Acreage would have automatically reverted to Triad.

In addition, 100% of the Fund’s working interests in the Additional Acreage would revert to Triad, following the initial stages of development of the Target Acreage, subject to the determination that the continuation of the Farm-out is expected to be a commercial success, according to standards that would be mutually agreed upon by Triad and the Fund. Triad would also have the right to buy the Fund’s working interests in all or parts of the Acreage under certain circumstances for a purchase price equal to the Specified Return with respect to such Acreage. In certain cases involving such a buyout, the Fund would retain a non-operated working interest in certain of the Acreage in which development has occurred, subject to further reversion to Triad of a portion of such working interest, to the same extent as described above with respect to the Fund’s achievement of the Specified Return.

Pursuant to the Term Sheet, Triad would also have the right to elect to participate in the development of the wells drilled on the Acreage pursuant to the Farm-out after the date of such election up to an amount equal to 25% of the working interests acquired by the Fund in such Acreage.

Pursuant to the Term Sheet, until the earlier of the achievement by the Fund of the Specified Return and the expiration of a specified period of time after the spud date of the first well drilled pursuant to the Farm-out, the Fund would not be permitted to assign or transfer all or any part of its interests in the Acreage. Following such time, Triad would have a right of first offer with respect to any assignment or transfer by the Fund of its interests in all or any part of the Acreage. Triad’s right of first offer would also be applicable under certain other circumstances.

Consummation of the transactions contemplated by the LOI and the Term Sheet (the “Closing”) is subject to the further negotiation, and the execution and delivery, by the parties of mutually acceptable definitive agreements (the “Definitive Agreements”) and the satisfaction of certain conditions, including the receipt by the parties of all necessary or required governmental or third-party consents and approvals.  The Company currently anticipates that the Definitive Agreements will be executed and delivered by the parties within the next 30 to 45 days and anticipates that the Closing will occur within 15 to 30 days following the execution of the Definitive Agreements.

The Company, however, can give no assurance that the Definitive Agreements will be entered into by Triad and the Fund, or that, even if the Definitive Agreements are entered into by the parties, that the terms, provisions and conditions of the Definitive Agreements will be consistent with the foregoing description of the proposed Farm-out or that the Closing will occur.

The foregoing description of the LOI and the Term Sheet does not purport to be a complete description of the terms, provisions and conditions of such documents, and represents only a summary of certain of the principal terms, provisions and conditions thereof.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES CORPORATION

Date: August 11, 2015	/s/ Gary C. Evans
Gary C. Evans,
Chairman and Chief Executive Officer